Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2022 RESULTS

DALLAS--(BUSINESS WIRE)—August 8, 2022-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the second quarter of 2022. For the quarter, the Company generated a net income of $117 million, or $0.25 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $132 million, or $0.28 per diluted share for the second quarter of 2022.

SECOND QUARTER 2022 HIGHLIGHTS

•Net Production(2): ~62,200 barrels of oil equivalent per day (boepd) with sales of ~62,400 boepd

•Revenues: $620 million, or $109.28 per boe (excluding the impact of derivative cash settlements)

•Production expense: $90 million, or $15.88 per boe

•Capital expenditures (excluding acquisitions and divestitures): $220 million

•Generated free cash flow(1) of approximately $67 million (~$290 million in 1H 2022)

•Accelerating debt repayment with net leverage falling to ~1.6x

•Phase One of the Greater Tortue Ahmeyim LNG project over 80% complete at quarter end

Commenting on the Company’s second quarter 2022 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos delivered another quarter of strong operational and financial performance. Production at the upper end of guidance and continued free cash flow delivery helped reduce debt and drive net leverage lower. Following the robust underlying business performance year-to-date, and despite seeing some inflationary cost pressures, we expect full year free cash flow generation and debt reduction to be in line with previous guidance with year-end net leverage expected to be lower than our 1.5x target.

"We continued to make good progress on our three core development projects -- Tortue Phase 1, Jubilee Southeast and Winterfell -- which we expect will collectively grow production by ~50% by 2024. We are also advancing our other gas projects in Mauritania and Senegal, which are expected to drive the next phase of growth beyond 2024 as we continue to materially increase the gas weighting of the portfolio.

“With low-cost, high margin oil assets that generate material cash to both de-lever and fund our investment in our world-class gas assets, we believe we have the right portfolio at the right time. We are well positioned for the energy transition and expect to play an increasingly important role alongside our host countries in providing energy security to nations looking to diversify current supply sources.”

FINANCIAL UPDATE

Net capital expenditure for the second quarter of 2022, excluding acquisitions and divestitures, was approximately $220 million. The $20 million increase from guidance was a result of inflationary pressures primarily related to activity in Mauritania and Senegal. Full year capital expenditure guidance for 2022 is now expected to be around $700 million, incorporating the Company’s latest inflation impact estimates (an increase of approximately 5%).

Kosmos exited the second quarter of 2022 with $2.1 billion of net debt(1) and available liquidity of over $1.0 billion. The Company generated $67 million of free cash flow in the second quarter, and around $290 million in the first half of the year. Excluding capital expenditure in Mauritania and Senegal, base business cash flow in the first half of the year was around $450 million. Utilizing free cash flow from the strong business performance in the first half of the year, the Company paid down over $200 million of debt in the quarter. With growing EBITDAX and a reduction in net debt, the Company remains well on track to deliver on its target net leverage ratio of less than 1.5x by year-end.

OPERATIONAL UPDATE

Production

Total net production(2) in the second quarter of 2022 averaged approximately 62,200 boepd, at the upper end of guidance. The Company exited the quarter in a slight net overlift position.

Ghana

Production in Ghana averaged approximately 31,600 barrels of oil per day (bopd) net in the second quarter of 2022. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 73,600 bopd gross during the quarter, which includes the impact of the planned floating, production, storage and offloading vessel ("FPSO") shutdown. Excluding the planned shutdown, Jubilee production averaged approximately 92,000 bopd gross in the second quarter. At TEN, production averaged approximately 23,600 bopd gross for the second quarter. High reliability of the Ghana production facilities continues, as well as high levels of water injection and gas offtake by the Government of Ghana. As the operator recently communicated, drilling performance has been excellent with wells coming in ahead of schedule and under budget.

During the second quarter, the Jubilee FPSO underwent a planned two-week shut down for routine maintenance and facility upgrades. The key objectives for the shut down were achieved, including facility upgrades necessary to tie-in the Jubilee Southeast wells that are expected to increase production from mid-2023. Production has remained strong since the Jubilee FPSO restarted operations, with a second quarter exit rate of over 90,000 bopd gross.

The Jubilee Southeast development continues to progress and is now approximately 40% complete. Long-lead items necessary for the project have been ordered and drilling is expected to begin in the fourth quarter with initial production expected around mid-2023. The partnership expects the new wells to increase gross production in the field to ~100,000 bopd.

At TEN, the partnership drilled the first of the two riser base wells (NT-10) to initially define the extent of the Ntomme reservoir supporting the TEN Enhancement Project. The well was drilled to test two separate reservoir objectives and encountered better reservoir quality and thickness than expected but was water bearing. A second well (NT-11) is currently being planned to target a different fairway in a structurally higher setting. The results of the two wells will allow the partnership to high-grade and optimize the future drilling plans for the TEN Enhancement Project.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 20,600 boepd net (82% oil) during the second quarter, an increase over the first quarter as a result of less downtime at third-party facilities. The scheduled drydock of the Helix Producer-1 vessel was deferred from the second quarter to the third quarter, which is expected to result in around 45 days of downtime for the Tornado field in the third quarter.

The Kodiak sidetrack well was drilled during the second quarter. Completion activities are ongoing with production expected to begin in the third quarter.

During the second quarter, Kosmos exercised and closed its preferential right to purchase an additional 5.9% interest in Kodiak from Marubeni for approximately $21 million with additional deferred payments of $8 million.

At the end of the second quarter, Kosmos, as the operator of the Odd Job field, executed a contract with Subsea 7 (US) LLC and OneSubsea LLC to fabricate and install a multi-phase subsea pump to enhance recovery and boost production in the Odd Job field from mid-2024 (Kosmos ~55% working interest).

On Winterfell, the operator has submitted the field development plan, with a final investment decision ("FID") approval expected later this quarter. The development is planned to be phased, with the first phase targeting around 100 million barrels of gross recoverable resource in the central Winterfell area. Five wells in total are expected in the first phase, with three wells online at first oil. Long lead items have been ordered and a rig has been selected for drilling and completion activities in 2023. First oil is expected approximately 18 months from FID approval.

Based on recent pressure work from the initial two wells, the partnership now believes there is significant upside to resources estimates across the greater Winterfell area, with up to 200 million barrels of gross recoverable resource that could be de-risked as the partnership evaluates the results from the first phase development wells.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 31,300 bopd gross and 10,000 bopd net in the second quarter of 2022. Production was lower than the first quarter due to some facility downtime and maintenance work. As forecasted, Kosmos lifted one cargo from Equatorial Guinea during the quarter.

In the second quarter, Kosmos and its joint venture partners completed the previously announced agreement with the Ministry of Mines and Hydrocarbons of Equatorial Guinea to extend the Block G petroleum contract term. The extension harmonizes the expiration of the Ceiba and Okume field production licenses (2029 and 2034 respectively) to 2040.

After the end of the second quarter, a drilling rig has been selected for the next drilling program which is expected to begin in the second half of 2023.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim liquified natural gas (LNG) project continues to make good progress and was over 80% complete at quarter-end with the following developments across the key workstreams:

•FLNG: construction and mechanical completion activities continue and commissioning work has begun
•FPSO: mechanical completion loop checks continue and commissioning work has commenced
•Hub Terminal: all 21 caissons installed. The piling installation is nearing completion and the living quarters platform is currently in transit to site
•Subsea: subsea equipment has begun to arrive in region and installation of the export pipeline has commenced
•Drilling: successfully drilled two of the four wells required for first gas and the third well is in progress

The operator has been unable to make up the delay from the lockdown of the FPSO yard in April and the ongoing COVID-19 restrictions in China. As a result, the FPSO sailaway date is now expected to be in the fourth quarter with the same high level of completion prior to sailaway (previously expected to be end of the third quarter). We continue to target first gas in the third quarter of 2023 with first LNG end-2023.

The plans to develop and optimize Phase 2 of the Greater Tortue Ahmeyim LNG project continue to progress. Given the change in the global gas markets in 2022, the partnership is working closely with host governments to evaluate the optimal solution to best utilize the infrastructure associated with Phase 1 of the project. A development decision is planned at the end of the third quarter.

To optimize the commercial value of sales for the gas production from Greater Tortue Ahmeyim, Kosmos plans to utilize existing contractual rights under our Phase 1 LNG sales agreement to divert cargos to prospective buyers in order to benefit from the current market environment.

In June 2022, the exploration period of Block C8 offshore Mauritania expired. The partnership and the government of Mauritania are currently in the process of finalizing a new Production Sharing Contract (“PSC”) covering the BirAllah and/or Orca discoveries. The new PSC is expected to provide two years to submit a development plan covering these discoveries with the terms of the new PSC substantially similar to the former PSC for Block C8 with additional provisions for potentially enhanced back-in rights for the Government of Mauritania, local content, capacity building and an environmental fund. As a result, during the second quarter of 2022 we wrote off approximately $64.2 million of previously capitalized costs related to the BirAllah and Orca discoveries incurred under the C8 license to exploration expense, however, these costs will still be tax deductible and cost recoverable against our Greater Tortue development.

At Yakaar-Teranga, the partnership continues to make progress for the first phase development concept with the Government of Senegal focused on a domestic gas solution.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2022 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and NOC financing. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues and other income:
Oil and gas revenue	$620,368	$384,045	$1,279,383	$560,519
Gain on sale of assets	471	—	471	26
Other income, net	43	74	95	144
Total revenues and other income	620,882	384,119	1,279,949	560,689

Costs and expenses:
Oil and gas production	90,189	115,803	214,892	161,555
Facilities insurance modifications, net	(384)	1,270	6,752	1,941
Exploration expenses	89,565	9,289	101,441	17,470
General and administrative	24,624	21,728	50,417	44,169
Depletion, depreciation and amortization	121,679	151,161	280,648	227,702
Interest and other financing costs, net	29,382	39,326	62,521	63,854
Derivatives, net	75,204	111,921	357,376	214,382
Other expenses, net	(3,528)	(2,659)	(1,102)	809
Total costs and expenses	426,731	447,839	1,072,945	731,882

Income (loss) before income taxes	194,151	(63,720)	207,004	(171,193)
Income tax expense (benefit)	76,978	(6,533)	88,431	(23,238)
Net income (loss)	$117,173	$(57,187)	$118,573	$(147,955)

Net income (loss) per share:
Basic	$0.26	$(0.14)	$0.26	$(0.36)
Diluted	$0.25	$(0.14)	$0.25	$(0.36)

Weighted average number of shares used to compute net income (loss) per share:
Basic	455,512	408,131	454,811	409,828
Diluted	475,645	408,131	473,471	409,828

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$223,327	$131,620
Receivables, net	290,457	177,526
Other current assets	176,499	232,806
Total current assets	690,283	541,952

Property and equipment, net	4,032,327	4,183,987
Other non-current assets	208,580	214,712
Total assets	$4,931,190	$4,940,651

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$286,730	$184,403
Accrued liabilities	352,055	250,670
Current maturities of long-term debt	30,000	30,000
Other current liabilities	197,172	65,879
Total current liabilities	865,957	530,952

Long-term liabilities:
Long-term debt, net	2,280,625	2,590,495
Deferred tax liabilities	582,973	711,038
Other non-current liabilities	539,269	578,929
Total long-term liabilities	3,402,867	3,880,462

Total stockholders’ equity	662,366	529,237
Total liabilities and stockholders’ equity	$4,931,190	$4,940,651

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$117,173	$(57,187)	$118,573	$(147,955)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	124,270	153,781	285,909	232,893
Deferred income taxes	2,360	(47,406)	(83,432)	(69,485)
Unsuccessful well costs and leasehold impairments	71,261	3,396	73,662	4,865
Change in fair value of derivatives	76,568	117,001	367,374	223,159
Cash settlements on derivatives, net(1)	(130,568)	(63,617)	(223,618)	(96,615)
Equity-based compensation	8,737	7,608	17,129	15,889
Gain on sale of assets	(471)	—	(471)	(26)
Loss on extinguishment of debt	—	15,223	192	15,223
Other	(1,454)	224	(3,742)	(666)
Changes in assets and liabilities:
Net changes in working capital	10,682	159,858	56,610	64,973
Net cash provided by operating activities	278,558	288,881	608,186	242,255

Investing activities
Oil and gas assets	(211,953)	(161,737)	(320,787)	(290,539)
Acquisition of oil and gas properties	(21,205)	—	(21,205)	—
Proceeds on sale of assets	471	1,301	118,693	1,932
Notes receivable from partners	(11,428)	(13,765)	(11,428)	(36,181)
Net cash used in investing activities	(244,115)	(174,201)	(234,727)	(324,788)

Financing activities:
Borrowings under long-term debt	—	—	—	100,000
Payments on long-term debt	(207,500)	(50,000)	(315,000)	(400,000)
Net proceeds from issuance of senior notes	—	—	—	444,375
Purchase of treasury stock / tax withholdings	—	(19)	(2,753)	(1,037)
Dividends	(13)	(14)	(655)	(444)
Deferred financing costs	(550)	(16,028)	(6,288)	(17,062)
Net cash provided by (used in) financing activities	(208,063)	(66,061)	(324,696)	125,832

Net increase (decrease) in cash, cash equivalents and restricted cash	(173,620)	48,619	48,763	43,299
Cash, cash equivalents and restricted cash at beginning of period	397,279	144,444	174,896	149,764
Cash, cash equivalents and restricted cash at end of period	$223,659	$193,063	$223,659	$193,063

(1)Cash settlements on commodity hedges were $(129.3) million and $(58.8) million for the three months ended June 30, 2022 and 2021, respectively, and $(212.9) million and $(87.4) million for the six months ended June 30, 2022 and 2021, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Six months ended		Twelve Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021	June 30, 2022
Net income (loss)	$117,173	$(57,187)	$118,573	$(147,955)	$188,692
Exploration expenses	89,565	9,289	101,441	17,470	149,353
Facilities insurance modifications, net	(384)	1,270	6,752	1,941	3,225
Depletion, depreciation and amortization	121,679	151,161	280,648	227,702	520,167
Equity-based compensation	8,737	7,608	17,129	15,889	32,891
Derivatives, net	75,204	111,921	357,376	214,382	413,179
Cash settlements on commodity derivatives	(129,333)	(58,823)	(212,896)	(87,446)	(349,871)
Restructuring and other	59	233	281	1,419	2,685
Other, net	(3,587)	(2,892)	(1,383)	(610)	5,515
Gain on sale of assets	(471)	—	(471)	(26)	(2,009)
Interest and other financing costs, net	29,382	39,326	62,521	63,854	127,038
Income tax expense (benefit)	76,978	(6,533)	88,431	(23,238)	146,125
EBITDAX	$385,002	$195,373	$818,402	$283,382	$1,236,990
Acquired Kodiak & Ghana interest with pre-emption EBITDAX Adj(1)	2,969		(15,723)		85,933
Pro Forma EBITDAX	$387,971		$802,679		$1,322,923

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the acquired Kodiak & Ghana interests, as adjusted for the Ghana pre-emption, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income (loss)	$117,173	$(57,187)	$118,573	$(147,955)

Derivatives, net	75,204	111,921	357,376	214,382
Cash settlements on commodity derivatives	(129,333)	(58,823)	(212,896)	(87,446)
Gain on sale of assets	(471)	—	(471)	(26)
Facilities insurance modifications, net	(384)	1,270	6,752	1,941
Restructuring and other	59	233	281	1,419
Other, net	(3,462)	(3,110)	(1,353)	(787)
Impairment of suspended well costs	64,249	—	64,249	—
Loss on extinguishment of debt	—	15,223	192	15,223
Total selected items before tax	5,862	66,714	214,130	144,706

Income tax (expense) benefit on adjustments(1)	17,163	(20,024)	(46,816)	(40,222)
Impact of valuation adjustments and U.S. tax law changes	(8,096)	—	(11,391)	—
Adjusted net income (loss)	$132,102	(10,497)	274,496	(43,471)

Net income (loss) per diluted share	$0.25	$(0.14)	$0.25	$(0.36)

Derivatives, net	0.16	0.27	0.75	0.52
Cash settlements on commodity derivatives	(0.27)	(0.14)	(0.45)	(0.21)
Gain on sale of assets	—	—	—	—
Facilities insurance modifications, net	—	—	0.01	—
Other, net	(0.01)	(0.01)	—	—
Impairment of suspended well costs	0.14	—	0.14	—
Loss on extinguishment of debt	—	0.04	—	0.04
Total selected items before tax	0.02	0.16	0.45	0.35

Income tax (expense) benefit on adjustments(1)	0.03	(0.05)	(0.10)	(0.10)
Impact of valuation adjustments and U.S. tax law changes	(0.02)	—	(0.02)	—
Adjusted net income (loss) per diluted share	$0.28	$(0.03)	$0.58	$(0.11)

Weighted average number of diluted shares	475,645	408,131	473,471	409,828

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of free cash flow:
Net cash provided by operating activities	$278,558	$288,881	$608,186	$242,255
Net cash used for oil and gas assets - base business	(68,163)	(70,146)	(154,088)	(118,660)
Base business free cash flow	210,395	218,735	454,098	123,595
Net cash used for oil and gas assets - Mauritania/Senegal	(143,790)	(91,591)	(166,699)	(171,879)
Free cash flow(1)	$66,605	$127,144	$287,399	$(48,284)

(1)Commencing in the fourth quarter of 2021, the Company refined its definition of free cash flow to exclude non-recurring activity such as acquisitions, divestitures and NOC financing that may affect the comparability of results in order to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net Volume Sold
Oil (MMBbl)	5.339	5.689	11.569	8.630
Gas (MMcf)	1.252	1.221	2.256	2.547
NGL (MMBbl)	0.129	0.127	0.246	0.254
Total (MMBoe)	5.677	6.020	12.191	9.309
Total (Boepd)	62.381	66.150	67.354	51.428

Revenue
Oil sales	$604,668	$377,632	$1,254,676	$546,782
Gas sales	10,271	3,679	15,207	8,219
NGL sales	5,429	2,734	9,500	5,518
Total oil and gas revenue	620,368	384,045	1,279,383	560,519
Cash settlements on commodity derivatives	(129,333)	(58,823)	(212,896)	(87,446)
Realized revenue	$491,035	$325,222	$1,066,487	$473,073

Oil and Gas Production Costs	$90,189	$115,803	$214,892	$161,555

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$113.25	$66.38	$108.45	$63.36
Average gas sales price per Mcf	8.20	3.01	6.74	3.23
Average NGL sales price per Bbl	42.09	21.52	38.62	21.72
Average total sales price per Boe	109.28	63.80	104.94	60.22
Cash settlements on commodity derivatives per oil Bbl(1)	(24.22)	(10.34)	(18.40)	(10.13)
Realized revenue per Boe	86.50	54.03	87.48	50.82

Oil and gas production costs per Boe	$15.88	$19.24	$17.63	$17.36

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately 91.0 thousand barrels as of June 30, 2022.

Hedging Summary
As of June 30, 2022(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2022:
Three-way collars	Dated Brent	2,250	$56.67	$43.33	$76.91
Three-way collars	NYMEX WTI	500	65.00	50.00	85.00
Two-way collars	Dated Brent	3,000	62.50	—	83.33
2023:
Three-way collars	Dated Brent	2,000	65.00	47.50	95.25
Two-way collars	Dated Brent	2,000	75.00	—	125.00

(1)Please see the Company’s filed 10-K for full disclosure on hedging material.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 0.8 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2022 Guidance

	3Q2022	FY 2022 Guidance

Production(1,2)	60,000 - 63,000 boe per day	63,000 - 67,000 boe per day

Opex	$14.00 - $16.00 per boe	$16.00 - $18.00 per boe

DD&A	$21.00 - $23.00 per boe

G&A(~65% cash)	$24 - $26 million	~$100 million

Exploration Expense(3)	$15 - $20 million	$50 - $60 million

Net Interest	~40 million / quarter

Tax	$15.00 - $17.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure(4)	$200 - $225 million	~$700 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)3Q 2022 cargos forecast - Ghana: 3 cargos / Equatorial Guinea: 0.5 cargos. FY 2022 Ghana: 14 cargos / Equatorial Guinea 3.5 cargos. Average cargo size ~950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production - 3Q 2022 forecast 15,500-16,500 boe per day. FY2022: 18,500-20,500 boe per day. Oil/Gas/NGL split for 2022: ~80%/~12%/~8%.
(3)Excludes leasehold impairments and dry hole costs
(4)Excludes acquisitions/sales of oil & gas assets.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com